Rashida La Lande Joins Kraft Heinz As
General Counsel & Corporate Secretary

PITTSBURGH & CHICAGO (Dec. 11, 2017) Rashida La Lande will join Kraft Heinz as its new Global General Counsel and Corporate Secretary in mid-January 2018. In this role, she will lead the Company’s Legal function, including corporate governance and securities, transactions, regulatory, intellectual property, litigation, and labor and employment.

Currently a Partner at the law firm of Gibson, Dunn & Crutcher LLP in New York City, La Lande brings expertise that includes mergers and acquisitions, leveraged buyouts, private equity deals, and joint ventures. She has 18 years of experience representing companies and private equity sponsors in the consumer products, retail, financial services, and technology industries. Ms. La Lande received her Juris Doctor from Columbia Law School and her Bachelor of Arts from Harvard College.

Ms. La Lande will replace Jim Savina, who has decided to leave the Company to pursue other opportunities. Mr. Savina played a key role in the 2015 integration of Kraft Foods Group and H.J. Heinz Company, holding various Legal leadership positions during his five-year tenure.

ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.
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Contact:
Michael Mullen
SVP of Corporate & Government Affairs
Michael.Mullen@kraftheinz.com